Exhibit 99.3

FOR IMMEDIATE RELEASE

         DOBSON COMMUNICATIONS FILES AMENDMENT TO REGISTRATION STATEMENT

OKLAHOMA CITY, Sept. 8, 2003 (PRIMEZONE) -- Dobson Communications Corporation (Nasdaq:DCEL) announced today that it has filed an amendment to its registration statement on Form S-3 with the Securities and Exchange Commission covering possible re-sales from time to time by certain shareholders of an aggregate of 686,201 shares of Dobson's Series F convertible preferred stock and 73,151,584 shares of Dobson's Class A common stock. None of the shares included in the amended registration statement will be offered by Dobson.

The amendment to the registration statement adds Banc of America Strategic Solutions Inc. as a selling shareholder pursuant to its registration rights agreement with Dobson. The registration statement has not yet become effective.

J. W. Childs Equity Partners, a Boston-based venture capital fund and an investor-shareholder of Dobson Communications since 1998, has advised Dobson that J. W. Childs Equity Partners and its co-investors sold all of their common stock ownership in Dobson Communications in open market transactions during the last two weeks. As a result of these stock sales, J. W. Childs Equity Partners has ceased to have any right to appoint a director to the Dobson board or to have any other rights under a Stockholder and Investor Rights Agreement among Dobson Communications, AT&T Wireless Services and Dobson CC Limited Partnership. Also as a result of these sales, the shares being registered for Banc of America Strategic Solutions are no longer subject to any lock-up agreement due to the sale by J.W. Childs and its co-investors of all of their shares of Dobson common stock. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy any shares of Series F convertible preferred stock or Class A common stock, or any other securities of Dobson Communications Corporation, nor shall there be any sale of these securities in any state in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Upon the registration statement becoming effective, a final written prospectus meeting the requirements of Section 10 of the Securities Act of 1933 relating to these securities may be obtained from Dobson Communications Corporation, Attn:
Mr. J. Warren Henry, Investor Relations, 14201 Wireless Way, Oklahoma City, OK 73134.

Dobson Communications is a leading provider of wireless phone services to rural markets in the United States. Headquartered in Oklahoma City, the Company owns wireless operations in 16 states. For additional information on the Company and its operations, please visit its Web site at www.dobson.net.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding the Company's plans, intentions and expectations. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. A more extensive discussion of the risk factors that could impact these areas and the Company's overall business and financial performance can be found in the Company's reports filed with the Securities and Exchange Commission. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements.

CONTACT:  J. Warren Henry
          Vice President, Investor Relations
          (405) 529-8820